Exhibit 24

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints Paul W. Cobb, Jr. and Mark Esposito, any such person signing individually, as the undersigned’s true and lawful attorneys-in-fact, solely in connection with the undersigned’s ownership, acquisition or disposition of common stock of Amentum Holdings, Inc., to:

(1)          execute for and on behalf of the undersigned any filings related to the undersigned’s ownership, acquisition or disposition solely of common stock of Amentum Holdings, Inc. on Schedule 13D or Forms 3, 4, 5 or 144 in accordance with Sections 13(d) and 16(a) of the Securities Exchange Act of 1934 and the rules and regulations thereunder and Rule 144 of the Securities Act of 1933;

(2)          do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such filings on Schedule 13D or Forms 3, 4, 5 or 144, or other form or report, or any amendment or amendments thereto, and timely file such form with the SEC solely in connection with the undersigned’s ownership, acquisition or disposition of common stock of Amentum Holdings, Inc.; and

(3)          take any other action of any type in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, solely in connection with the undersigned’s ownership, acquisition or disposition of Amentum Holdings, Inc., it being understood that the documents executed by such attomeys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorneys-in-fact may approve in such attorneys-in-fact’s discretion.

The undersigned hereby grants to such attorneys-in-fact, any such person signing individually, solely in connection with the undersigned’s ownership, acquisition or disposition of common stock of Amentum Holdings, Inc., full power and authority to do and perform any and every act and thing requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, hereby ratifying and confirming that all such attorneys-in-fact, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that none of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is assuming any of the undersigned’s responsibilities to comply with Sections 13(d) or 16(a) of the Securities Exchange Act of 1934, Rule 144 of the Securities Act of 1933 or any other rule or regulation of the SEC.

With respect to the internal relationship between the undersigned and each attomey-in-fact, the undersigned undertakes to indemnify and hold harmless each attomey-in-fact from and against all costs, expenses, claims, obligations, any damage and any liability of whatever kind incurred by, or asserted against, such attomey-in-fact under or in connection with the agreed upon exercise of any rights granted under this Power of Attorney.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Schedule 13D or Forms 3, 4, 5 and 144 with respect to the undersigned’s holdings of and transactions in Amentum Holdings, Inc., unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attomeys-in-fact.

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IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 16th day of September, 2024.

Stuart Ira Young

Signature:	/s/ Stuart Ira Young
Print Name:	Stuart Ira Young
Title:	Chief Legal Officer

[Signature Page to Power of Attorney]